EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made with effect on July 1, 2009 (the “Effective Date”)

BETWEEN:

NATIONAL MONEY MART COMPANY
(the “Company”)

AND:	SYDNEY FRANCHUK 6433 Foxglove Terrace, Victoria, B.C., V8Z 0A3

(the “Executive”)

WHEREAS:

A. The Company has prior to the Effective Date employed the Executive as its Chair and the Executive has also held the position of Executive Vice-President of Dollar Financial Corp. (“DFC”) pursuant to an employment agreement dated April 9, 2007 (the “2007 Agreement”); and

B. The Company does not wish to renew the 2007 Agreement and the Company and the Executive have agreed that it is to their mutual benefit and of material value to both of them to enter into this new indefinite hire contract of employment (the “Agreement”) on the terms below from the Effective Date;

NOW THEREFORE in consideration of the promises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1. TERM AND TRANSITION

1.1 This Agreement shall become effective on the Effective Date. Until the Effective Date, the 2007 Agreement shall remain in force. For greater certainty, the Executive will receive Key Management Bonus and be eligible to receive and vest the Executive Long Term Incentive Program Awards for the 2009 fiscal year ending June 30, 2009 in accordance with the letter to the Executive outlining those incentives dated July, 2008 from Jeff Weiss and subject to the terms of those plans.

1.2 This Agreement and the Executive’s employment may be terminated at any time as provided for herein. The period during which the Executive remains employed by the Company under this Agreement shall be referred to as the “Employment Term”.

2. EMPLOYMENT

2.1 Position. The Executive shall, during the Employment Term, serve as Chairman of the Company. In addition, the Executive shall serve as Executive Vice-President of DFC, without additional compensation from DFC. In those capacities, the Executive shall not be involved in the day-to-day operations of the Company, but shall be chiefly responsible for directing and coordinating the Company’s ongoing activities with respect to regulatory issues in Canada impacting on the Company’s business, and shall also have such other duties and responsibilities as are related thereto or reasonably assigned or requested by the Company from time to time.

2.2 Reporting. The Executive shall report to the Chairman of DFC.

2.3 DFC. The parties agree that, except for any liability to provide incentives awarded under a DFC incentive plan, DFC shall not be liable for any obligations to the Executive under this Agreement.

3. COMPENSATION

3.1 Base Salary. The Company agrees to continue to pay the Executive and the Executive agrees to accept as remuneration for services hereunder base salary of $400,000 per annum (“Base Salary”) .

3.2 Benefits. The Executive shall be entitled to participate in the following benefit programs offered by the Company to its senior management: group life and disability insurance, MSP premium payment, extended medical and dental insurance, use of a company car and company contributions to the Executive’s RRSP of $21,000 per annum or such higher maximum contribution as may be permitted under the Income Tax Act during the Employment Term (collectively the “Benefits”) in accordance with and on the terms and conditions generally provided from time to time by the Company to its senior managers. The Executive agrees that the Company may cancel, substitute, or modify the Benefits or change the cost-sharing of such Benefits at any time without advance notice.

3.3 Bonus. For the 2010 fiscal year commencing on the Effective Date, the Executive shall participate in the Key Management Bonus Plan for senior executive officers, in accordance with and on the terms and conditions of such plan, provided that all performance targets shall be set by the Company in its sole discretion and be based on the operations of the Company only. The Company may cancel, substantially amend or replace such plan from year to year, including changes which negatively impact Executive’s potential bonus earnings, and may amend performance targets during a bonus year in its sole discretion.

3.4 Other Incentives. The Executive shall also be eligible for further awards under the DFC Long Term Incentive Plan but the extent, if any, and terms of such awards shall be in DFC’s absolute discretion. RSU and option grants made prior to and after the Effective Date which vest over time shall continue to vest only so long as the Executive’s employment with the Company continues.

3.5 Vacation. The Executive shall be allowed four (4) weeks of paid vacation for each calendar year, pro-rated for any portion thereof. The Executive is responsible for taking all vacation earned in a calendar year within 3 months of the end of such year (the “Vacation Deadline”) and shall not be entitled to carry over any balances beyond such time. Any vacation in excess of the statutory minimum not taken by the Vacation Deadline shall be forfeited without compensation unless the Company agrees otherwise in writing. The Executive shall report all vacation time to the Company.

3.6 Expenses. The Executive shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Executive in the discharge of his duties for the Company. The Executive agrees that such reimbursements shall be due only after the Executive has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

4. ADDITIONAL OBLIGATIONS OF THE EXECUTIVE

4.1 Full Time. In carrying out the duties set forth in section 2.1, the Executive will, during the Employment Term, devote his full time, attention and ability to the business and affairs of the Company to fulfill the duties provided for herein. During the Employment Term, the Executive will not engage in any other employment, paid work or business activity without the prior written consent of the Company.

4.2 Duties to DFC. The Executive agrees that his duties and obligations owed to the Company under this Agreement, including but not limited to the covenants set out in sections 4.3 through 4.11 inclusive, below, are owed by the Executive equally to DFC, and DFC shall be deemed to be included in the definition of “Company” where applicable for such purpose and to be a third party beneficiary of such covenants.

4.3 Non-Competition. In consideration of the compensation and other benefits to be paid to Executive pursuant to this Agreement, Executive agrees that he will not, without prior written consent of the Company, for a period of twelve (12) months following the cessation of employment pursuant to this Agreement:

(a)	directly or indirectly engage in Canada in the business of cheque cashing or short term consumer lending, either as an employee, officer, director, executive, independent contractor or owner (other than owning less than a 2% interest in the voting securities of a publicly traded entity); or

(b)	directly or indirectly cause or request a curtailment or cancellation of any significant business relationship that the Company has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Company .

4.4 Non Solicitation. In consideration of the compensation and other benefits to be paid to Executive pursuant to this Agreement, Executive agrees that he will not, without prior written consent of the Company, for a period of twelve (12) months following the cessation of employment pursuant to this Agreement, directly or indirectly:

(a)	recruit or hire, on behalf of himself or another; or

(b)	solicit for the purposes of hiring,

any employees of the Company or of DFC or any of its subsidiaries; or

(c)	induce, or attempt to induce, any employees of the Company or of DFC or any of its subsidiaries to terminate their employment with, or otherwise cease their relationship with, the Company or DFC;

(d)	solicit, divert, reduce, take away, or attempt to divert, reduce or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company or of DFC or any of its subsidiaries with which Executive was substantively involved during the course of his employment with the Company, (collectively “Competitive Products”)) of any of the Company’s or DFC’s (A) clients, customers, franchisees, or accounts, or (B) prospective clients, customers, franchisees or accounts, that were contacted or solicited by the Executive within six (6) months prior to the date his employment with the Company terminated (collectively (A) and (B) entities shall be referred to as “Clients”); or

(e)	solicit for the purposes of selling or sell Competitive Products to Clients.

4.5 Provisions to be Reformed. If a court or arbitrator (collectively “Court”) should decide that either of sections 4.3 or 4.4 or any portion thereof is unreasonable in view of the particular circumstances, the prohibition set out therein shall apply with respect to the territory which that Court determines is appropriate for a duration which the Court determines is appropriate. The Executive’s obligations under this Article shall remain in force notwithstanding any alleged or actual breach of any obligation of the Company to the Executive.

4.6 Confidential Information. The Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being confidential and/or proprietary, is the exclusive property of the Company. The Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all such secret, confidential or proprietary information, knowledge, data, or trade secrets (“Confidential Information”) relating to the Company or any of their affiliates or their respective clients, obtained during the course of his employment with the Company. The Executive agrees that he will not at any time, either during the term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of DFC, except as reasonably necessary to perform the Executive’s employment duties. Executive further agrees that all intellectual property, business processes, proprietary forms, business plans, customer lists, memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, proprietary franchise circulars or similar materials, or written, photographic, magnetic or other documents or tangible objects compiled by Executive or made available to Executive during his/her employment with the Company concerning the business of the Company, DFC and/or their clients, including any copies of such materials, shall be the property of the Company and DFC and shall be delivered to the Company on the termination of his/her employment, or at any other time upon request of the Company.

4.7 Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment (including his employment with the Company prior to the Effective Date), regardless of the source and whether or not created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or at any time the Company shall request, the Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. Executive further agrees that should he discover any Company property, including but not limited to Confidential Information as defined in section 4.6 above, in his possession after the return of such property has been requested, Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.

4.8 Court-Ordered Disclosure. In the event that, at any time during the Employment Term or at any time thereafter, Executive receives a request to disclose any Confidential Information (as defined in section 4.6 above) or any other materials of information of the Company under the terms of a writ, subpoena, order or other discovery process, made or issued by a court or by a governmental body, Executive agrees to notify the Company immediately of the existence, terms, and circumstances surrounding such request, to consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of Confidential Information is required to prevent Executive from being held in contempt or subject to other penalty, to furnish only such portion thereof as, in the written opinion of counsel satisfactory to the Company, Executive is legally compelled to disclose, and to exercise Executive’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed trade secrets and other proprietary and confidential information.

4.9 Business Opportunities. The Executive agrees to communicate at once to the Company and DFC all business opportunities which come to the attention of the Executive in the course of the Company’s business and to deliver to and assign ownership of to the Company all inventions and improvements in the nature of the business of the Company which, in the course of the Company’s business the Executive may conceive, make or discover, become aware directly or indirectly or have presented to the Executive and such business opportunities, inventions, and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment for the same.

4.10 Corporate Opportunities. If the Executive during the Employment Term becomes aware of potential acquisitions or other corporate opportunities relating to or complimentary to the Company or DFC’s current or proposed lines of business (an “Opportunity”), the Executive shall disclose such Opportunity to the Company and DFC. If the Company and DFC confirm in writing they do not wish to pursue such Opportunity, the Executive may pursue and exploit it, provided the Executive complies with all other obligations under this Agreement, including Article 4.

4.11 Intellectual Property.

(a)	Disclosure of Inventions. Executive will promptly disclose in confidence to the Company all inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, databases, mask works, trade secrets, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (collectively, the “Inventions”) that Executive makes, conceives or first reduces to practice or create, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law.

(b)	Work for Hire; Assignment of Inventions. Executive acknowledges and agrees that any copyrightable works prepared by him within the scope of his employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by him for the Company, or (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Executive to the Company from the moment of their creation and fixation in tangible media.

(c)	Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Invention. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”;

(d)	Assistance. Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His obligations under this section will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. Executive appoints the Secretary of the Company as his power of attorney to execute documents on his behalf for this purpose, and agrees to take any further steps required at law to effect such appointment.

4.12 Other Duties Not Affected. Nothing in the above sections shall operate to reduce the obligations that survive the termination of this Agreement by reason of the Executive’s common law duties of loyalty and good faith or fiduciary duties to the Company.

4.13 Injunctive Relief. Executive acknowledges that a breach or threatened breach by him of this Article could cause irreparable harm to the Company. Company is therefore entitled to seek and obtain, without notice to the Executive, injunctive relief including such mandatory orders as may be required to enforce this Agreement. This provision is not a waiver by the Company of any other rights or remedies available to it, including money damages and recovery of legal costs.

4.14 Board Appointments. The Executive shall obtain the Company’s prior written consent to acting as a director of any company or other entity which is not an affiliate of DFC, which consent shall not be unreasonably withheld.

5. TERMINATION

5.1 Resignation. The Executive may terminate his employment with the Company at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of resignation. The Company, at its election, may require Executive to continue to perform his duties hereunder for the full thirty (30) day notice period or any portion thereof. In either event, unless otherwise provided by this section, all compensation and Benefits paid by the Company to the Executive shall cease upon the effective date of resignation.

5.2 “Good Cause” Resignation. The Executive shall have the right to resign for good cause, subject to the provisions below, only in the event of any one of the following occurring without Executive’s consent:

(a)	a wilful material breach by the Company of any provision of this Agreement;

(b)	a material adverse change in Executive’s duties, responsibilities or salary;

(c)	relocation of the Executive’s regular work address to a location more than thirty (30) miles from its location at the commencement of the Employment Term; or

(d)	failure by the Company to include the Executive under any directors and officers liability insurance that the Company maintains for its officers and directors, provided that such failure is not remedied within 30 days of written notice of such default by the Executive to the Company.

(collectively “Good Cause”)

5.3 Notice/Cure Period. The Executive must deliver written notice of his intention to resign for cause pursuant to section 5.2 within twenty-one (21) days of becoming aware of the relevant circumstances of Good Cause. Executive’s failure to deliver such notice within the specified time period shall be deemed to constitute acceptance by the Executive of any such change, breach or relocation by the Company. The Company shall have a period of thirty (30) days from receipt of said notice to cure such Good Cause (the “Cure Period”). No resignation pursuant to section 5.2 shall take effect until the Cure Period has elapsed without the Good Cause having been cured by the Company. If the aforementioned breach or change is cured within the Cure Period, any notice delivered under this section by the Executive shall be deemed to be withdrawn.

5.4 Severance Entitlement on Good Cause Resignation. A “Good Cause” resignation shall be treated, in the same manner as a “Without Cause” termination of employment by the Company pursuant to section 5.6 hereof and the Executive shall be entitled receive the Severance Compensation as defined below, including Compensation in Lieu over the Notice Period, as defined below. Executive shall also be entitled to receive any accrued but unpaid salary and vacation pay and to be reimbursed for any reimbursable expenses that have not been reimbursed prior to such termination.

5.5 Termination for Cause. The Company may at any time terminate the employment of the Executive and this Agreement for just cause. In such event the Executive shall not be entitled to any compensation or notice, but Executive shall be entitled to receive any accrued but unpaid salary and vacation pay and to be reimbursed for any reimbursable expenses that have not been reimbursed prior to such termination.

5.6 Termination By Company Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive without cause at any time by providing twelve (12) months’ written notice (the “Notice Period”) to the Executive. At the Company’s option, it may pay compensation in lieu of all or part of such Notice Period consisting only of the following in respect of such period:

(a)	salary, to be paid on regular paydays; and

(b)	continuation of Benefits, other than Company RRSP contributions and Benefits which the Company is not able to arrange to continue with the applicable provider, which includes life and disability insurance.

(collectively “Compensation in Lieu”).

In addition, the Company shall pay the Executive the full amount of accrued but unpaid salary and vacation pay through to the effective date of the termination, reimburse any reimbursable expenses that have not been reimbursed prior to such termination and pay any bonus which is fully earned and payable prior to the Executive’s last day of employment. In addition, the Company shall pay the Executive an amount on account of bonus which shall be calculated as follows:

Comparing the actual results of the Company in the year in which notice of termination is given including all months through to and including the month in which notice of termination is given plus the following twelve months (the “Bonusable Period”) to the applicable bonus targets for that time period and then calculating the bonus payable and then pro-rating for the Bonusable Period. Such bonus amount shall only be payable 60 days after the end of the Bonusable Period.

By way of example only:

If Executive is given notice of termination on October 15, the Company’s actual results through to November 30 of the following year will be compared with the budget targets for the fiscal year through to November 30 of the following year and a determination made if applicable thresholds have been met so as to make some bonus payable. If so, the amount of bonus will be based on the Executive’s salary but pro-rated for any part fiscal year included in the Bonusable Period.

For greater certainty, all vesting of Long Term Incentive Plan awards such as options, RSUs and long term cash awards will cease as of the effective date of termination of the Executive’s active employment by the Company and all unvested portions of such awards will be cancelled.

(collectively all the notice and compensation in this section 5.6 shall be referred to as the “Severance Compensation”)

5.7 Entitlement to Severance Compensation. In order to be entitled to receive the Severance Compensation, the Executive must:

(a)	Be in compliance with and covenant to continue to comply with all applicable provisions of Article 4 of this Agreement; and

(b)	execute and deliver to the Company a release in form and substance acceptable to the Company by which the Executive releases the Company, DFC and their affiliates from any obligations and liabilities of any type whatsoever, including those arising out of his employment, the termination of employment, or under this Agreement, except for the Company’s obligations with respect to the Severance Compensation Notwithstanding the foregoing, any amounts payable under the Employment Standards Act shall be paid as required under that Act without requirement that a release be delivered. Such release shall not affect the Executive’s right to indemnification, if any, for actions taken within the scope of his employment related to the Executive’s performance of his duties and responsibilities. The parties acknowledge that the Severance Compensation is provided in consideration for the above-specified release.

5.8 Severance Compensation Inclusive. The Severance Compensation provided for in section 5.6 shall be inclusive of all claims and entitlements of the Executive to compensation or damages arising out of the termination of employment without cause, whether such claims arise by or under this Agreement, statute, contract (including, or any other plans or policies of the Company or DFC) or common law, including reasonable notice.

5.9 Contents of Notice of Termination. Any termination by the Company or the Executive of the Executive’s employment shall be communicated by written notice of termination which cites the specific termination provision of this Agreement under which such notice is given.

6. SUCCESSORS OR ASSIGNS

6.1 Successors. This Agreement shall enure to the benefit of and be binding upon and shall be enforceable by the Company and the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) to assume liability, jointly and severally with the Company, for the performance by the Company of its obligations under this Agreement. Failure of the Company to obtain such agreement prior to the effective date of any such succession shall be a material breach of this Agreement and shall entitle the Executive to resign for Good Cause pursuant to section 5.2 within a period of 90 days from the effective date of such succession and receive the Severance Compensation set out in section 5.6 hereof.

6.2 Assignment. The Company shall be entitled to assign this agreement without the Executive’s consent to any affiliate of the Company or to any Successor on written notice to the Executive, provided there is no material change to the Executive’s terms of employment. The Company shall remain jointly and severally liable to the Executive with such assignee.

6.3 Benefit Binding. This Agreement shall enure to the benefit of, shall be binding upon, and shall be enforceable by the Executive’s legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are still payable to the Executive under this Agreement all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees or to the Executive’s estate.

7. MISCELLANEOUS

7.1 Applicable Laws. This Agreement and the employment of the Executive shall be governed, interpreted, construed and enforced according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

7.2 Currency. All monetary amounts in this Agreement are in Canadian dollars.

7.3 Arbitration. Any dispute, controversy or claim arising from this Agreement or its breach, termination or alleged invalidity shall be referred to and finally resolved by arbitration administered by the British Columbia Arbitration and Mediation Institute pursuant to its Rules. The place of arbitration shall be Vancouver, British Columbia, Canada or such other place agreed to by the parties. Notwithstanding the foregoing, the Company and DFC shall be entitled to enforce the obligations of the Executive under Article 4 in any court of competent jurisdiction.

7.4 Time. Time shall be of the essence of this Agreement.

7.5 Legal Fees. Each party shall pay all reasonable legal fees and expenses actually incurred by the other party in contesting or disputing any termination, or in seeking to obtain or enforce any right or benefit provided by this Agreement provided that the other party is successful in any such action.

7.6 Entire Agreement. This Agreement represents the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof. The Executive confirms there are no agreements, understandings or representations not recorded in this Agreement. Without limiting the foregoing, from the Effective Date, this Agreement replaces and supersedes the 2007 Agreement. This Agreement may only be amended or modified in writing signed by the parties.

7.7 Non-Disparagement and Publicity. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company. This does not limit the Company’s or DFC’s right to make or provide public statements, notices, announcements and press releases regarding the employment status of the Executive with the Company or any affiliates thereof, provided such statements, notices, announcements and press releases otherwise comply with this section.

7.8 Severability. In the event that any court or arbitrator determines that any provision of this Agreement is unenforceable, including without limitation any post-employment obligations of the Executive or the geographic scope of same, the balance of this Agreement shall remain in full force and effect.

7.9 Notices. Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered. In the case of any notice to the Company under this Agreement, a copy of such notice must be sent to DFC at 1436 Lancaster Ave., Suite 300, Berwyn, PA 19312, to the attention of its General Counsel.

7.10 Waiver. The waiver by the Executive or by the Company of a breach of any provision of this Agreement by the Company or by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

IN WITNESS WHEREOF the parties have executed this Agreement on March 18, 2009.

NATIONAL MONEY MART COMPANY Authorized Signatory	) ) ) ) ) c/s ) ) )
SIGNED, SEALED AND DELIVERED by Sydney Franchuk in the presence of: Signature Witness Name Address Occupation	) ) ) ) ) ) ) ) SYDNEY FRANCHUK ) )